NEWS RELEASE


FOR IMMEDIATE RELEASE
June 15, 1994


CONTACTS

William J. Rainey                         William V. Turner
Executive Vice President                  Chairman and Chief Executive Officer
Fourth Financial Corporation              Great Southern Bancorp, Inc.
(316) 292-5339                            (417) 888-4300


          Fourth Financial Corporation And Great Southern
          Bancorp, Inc. Mutually Agree To Terminate Merger

(Wichita, Kansas) -- Officials of Fourth Financial Corporation (NASDAQ: FRTH), a $7.5-billion bank holding company with offices in Kansas and Oklahoma, and Great Southern Bancorp, Inc. (NASDAQ: GSBC), the holding company of the $534-million Great Southern Savings Bank based in Springfield, Missouri, have announced their agreement to terminate the proposed merger of Great
Southern with Fourth Financial.

William V. Turner, Chairman and Chief Executive Officer of Great Southern stated, "Our board of directors today determined it was in the best interests of our stockholders to terminate our agreement primarily because we no longer believe the negotiated exchange ratio continues to appropriately reflect the relative value of our organization. Our recent strong financial performance led us to conclude that it would be in the best interests of our stockholders for Great Southern to remain independent. The termination of our agreement is in no way a negative reflection on Fourth
Financial." Turner added, "We intend to return to Great Southern's proven long-term plan of independent growth through internal expansion. Our board remains fully committed to enhancing stockholder value. In light of Great Southern's continued strong core earnings, our board will promptly consider the feasibility of a significant stock repurchase program, as well as a possible stock split in addition to continuing the previously announced higher cash dividend payments."

Darrell G. Knudson, Chairman of Fourth Financial Corporation, stated, "We are sorry that we are not going to complete the Great Southern merger, but we firmly believe that a merger can only be successful if both parties are eager to make it succeed." Knudson added that Missouri continues to be an attractive market that holds opportunities for the growth of Fourth Financial's quality BANK IV franchise.


Fourth Financial Corporation currently operates 85 offices in 36 Kansas communities through its subsidiary, BANK IV Kansas, N.A., and 51 offices in 19 Oklahoma communities through its subsidiary, BANK IV Oklahoma, N.A. Great Southern Savings Bank has 25 offices in 16 communities in southwest and central Missouri.

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